Press Release For immediate release
Invesco Ltd. Announces October 31, 2013
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Bill Hensel    404-479-2886

Atlanta, November 11, 2013 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $763.9 billion, an increase of 2.5% month over month.  The increase was primarily due to favorable market returns and positive total net flows.  Additionally, both active and passive long-term flows were positive during the month and the impact from foreign exchange decreased AUM by $1.2 billion.  Preliminary average total AUM for the quarter through October 31 were $752.4 billion, and preliminary average active AUM for the quarter through October 31 were $621.4 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

October 31, 2013(a)	$763.9	$366.2	$174.0	$54.0	$81.6(b)	$88.1
September 30, 2013	$745.5	$353.2	$172.4	$53.5	$81.1	$85.3
August 31, 2013	$719.7	$334.2	$169.8	$51.7	$79.7	$84.3
July 31, 2013	$729.4	$339.8	$172.2	$51.6	$80.6	$85.2
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

October 31, 2013(a)	$628.9	$287.0	$133.7	$54.0	$81.6(b)	$72.6
September 30, 2013	$615.9	$279.1	$132.8	$53.5	$81.1	$69.4
August 31, 2013	$593.9	$264.5	$129.9	$51.7	$79.7	$68.1
July 31, 2013	$600.8	$268.2	$131.1	$51.6	$80.6	$69.3
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

October 31, 2013(a)	$135.0	$79.2	$40.3	$—	$—	$15.5
September 30, 2013	$129.6	$74.1	$39.6	$—	$—	$15.9
August 31, 2013	$125.8	$69.7	$39.9	$—	$—	$16.2
July 31, 2013	$128.6	$71.6	$41.1	$—	$—	$15.9

As previously announced, the company has entered into an agreement to sell Atlantic Trust Private Wealth Management which was accounted for as discontinued operations in our Q2 results. The AUM for Atlantic Trust are excluded from all periods presented in the table above(d).

(a)	Preliminary - subject to adjustment.

(b)	Preliminary - ending money market AUM include $77.3 billion in institutional money market AUM and $4.3 billion in retail money market AUM.

(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

(d)	For the period ending October 31, 2013, the excluded Atlantic Trust total AUM were $23.3 billion with $22.8 billion in balanced and $0.5 billion in equity.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com .

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